EXHIBIT 16.1









November 27, 1996



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:


We were previously principal accountants for US Order, Inc., which merged with and into InteliData Technologies Corporation, successor to US Order, Inc., on November 7, 1996, and, under the date of February 5, 1996, we reported on the financial statements of US Order, Inc. as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995. On November 22, 1996, our appointment as principal accountants was terminated.
We have read InteliData Technologies Corporation's statements included under
Item 4 of its Form 8-K dated November 27, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with InteliData Technologies Corporation's statements regarding the approval process for the decision to change.

                                        Very truly yours,

                                        KPMG PEAT MARWICK LLP